SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

     FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

ROHM AND HAAS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-1028370
(State of Incorporation or Organization)	(IRS Employer
Identification Number)
100 Independence Mall West
Philadelphia, Pennsylvania	19106
(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

     Securities Act registration statement file number to which this form relates: N/A

     Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered
_______________________________________________	_________________________________
Rights to Purchase Series A Junior	New York Stock Exchange
Participating Preferred Stock, par value $1.00 per
share (pursuant to Rights Agreement dated as of
October 26, 2000)

     Securities to be registered pursuant to Section 12(g) of the Act: None

NA
_____________________________
(Title of class)

     Rohm and Haas Company, a Delaware corporation (the “Company”), supplements and amends its Registration Statement on Form 8-A, dated October 26, 2000 (the “Registration Statement”), as follows:

Item 1. Description of Securities to be Registered.

     Reference is hereby made to the Preferred Stock Rights Agreement by and between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”), dated as of October 26, 2000 (the “Rights Agreement”).

     On July 10, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, The Dow Chemical Company, a Delaware corporation (“Dow”), and Ramses Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Dow (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions therein, Dow has agreed to acquire the Company. Also on July 10, 2008, in connection with the Merger Agreement, certain stockholders of the Company holding, in the aggregate, voting power of approximately 32% of the Company’s outstanding common stock have entered into a voting agreement (the “Voting Agreement”) with the Company and Dow pursuant to which such stockholders have agreed, among other things, to vote in favor of the adoption of the Merger Agreement.

     In contemplation of the execution of the Merger Agreement and the Voting Agreement, on July 9, 2008, the Company entered into a First Amendment (the “First Amendment”) to its Rights Agreement, dated as of October 26, 2000, between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (the “Rights Agreement”), for the purpose of amending the Rights Agreement to render it inapplicable to the Merger Agreement, the Voting Agreement, the Merger and the other transactions contemplated thereby. In particular, the First Amendment provides that (1) no person will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the Voting Agreement or the consummation of the Merger or any other transactions contemplated thereby and (2) if they have not previously expired, the rights will expire immediately prior to the effective time of the Merger.

     The First Amendment is attached as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

4.1	Rights Agreement by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, dated as of October 26, 2000 (incorporated by reference to Exhibit 4 to the Registration Statement).

4.2	Amendment No. 1 to the Rights Agreement, dated as of July 9, 2008, by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 14, 2008

ROHM AND HAAS COMPANY
By:	/s/ Robert A. Lonergan
Name:	Robert A. Lonergan
Title:	Executive Vice President,
General Counsel and Secretary

EXHIBIT LIST

Exhibit
No.                                                                                                                                            Description

4.1	Rights Agreement by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, dated as of October 26, 2000 (incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A filed by the Company on October 26, 2000).

4.2	Amendment No. 1 to the Rights Agreement, dated as of July 9, 2008, by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent.